Exhibit 99.1

Media Relations: Michele Davis 212-761-9621	Investor Relations: Celeste Mellet Brown 212-761-3896

Morgan Stanley Reports Second Quarter 2013:

●	Net Revenues of $8.5 Billion Included the Positive Impact of $175 Million from the Widening of Morgan Stanley’s Debt-Related Credit Spreads (DVA);1 Excluding DVA, Net Revenues were $8.3 Billion2

●
Earnings per Diluted Share from Continuing Operations of $0.43; Excluding DVA, $0.37 per Diluted Share;3 Earnings per Share Amounts Included a Negative Adjustment of $0.08 per Diluted Share Related to the Acquisition of the Remaining 35% Stake in the Morgan Stanley Smith Barney Joint Venture4

●
Strong Performance in Equity Sales & Trading; Investment Banking Ranked #2 in Global Completed M&A and Global IPOs;5 Wealth Management6 Pre-Tax Margin of 18.5%, Highest Since the Inception of the Joint Venture7

●	Firm to Commence $500 Million Share Repurchase

●	Acquisition of the Remaining 35% Stake in Morgan Stanley Smith Barney Joint Venture was Completed in June8

NEW YORK, July 18, 2013 – Morgan Stanley (NYSE: MS) today reported net revenues of $8.5 billion for the second quarter ended June 30, 2013 compared with $6.9 billion a year ago.  For the current quarter, income from continuing operations applicable to Morgan Stanley was $1.0 billion, or $0.43 per diluted share,9 compared with income of $562 million, or $0.28 per diluted share,9 for the same period a year ago.  The earnings per share calculation for the current quarter included a negative adjustment of approximately $152 million, or $0.08 per diluted share, related to the previously announced purchase of the remaining interest in the Morgan Stanley Smith Barney Joint Venture.4

Results for the current quarter included positive revenue related to changes in Morgan Stanley’s debt-related credit spreads and other credit factors (Debt Valuation Adjustment, DVA)1 of $175 million, compared with $350 million a year ago.

Excluding DVA, net revenues for the current quarter were $8.3 billion compared with $6.6 billion a year ago and income from continuing operations applicable to Morgan Stanley was $898 million, or $0.37 per diluted share, compared with income of $337 million, or $0.16 per diluted share, a year ago.3, 10  Earnings per diluted share in the current quarter included the negative adjustment related to the Morgan Stanley Smith Barney Joint Venture acquisition.9

Compensation expense of $4.1 billion increased from $3.6 billion a year ago on higher revenues.  Non-compensation expenses of $2.6 billion increased from $2.4 billion in the prior year reflecting increased litigation costs and higher volume driven expenses.

For the current quarter, net income applicable to Morgan Stanley, including discontinued operations, was $0.41 per diluted share, compared with income of $0.29 per diluted share in the second quarter of 2012.9

Summary of Firm Results (dollars in millions)

	As Reported		Excluding DVA10
	Net	MS Income	Net	MS Income
	Revenues	Cont. Ops.	Revenues	Cont. Ops.
2Q 2013	$8,503	$1,009	$8,328	$898
1Q 2013	$8,158	$981	$8,475	$1,182
2Q 2012	$6,942	$562	$6,592	$337

Business Overview

●
Institutional Securities net revenues excluding DVA11 were $4.2 billion reflecting strength in Equity sales and trading and Investment Banking, and improved results in Fixed Income & Commodities sales and trading.

●	Wealth Management net revenues were $3.5 billion and pre-tax margin was 18.5%.7 Fee based asset flows for the quarter were $10.0 billion and total client assets were $1.8 trillion at quarter end.

●	Investment Management6 reported net revenues of $673 million with assets under management or supervision of $347 billion.

James P. Gorman, Chairman and Chief Executive Officer, said, “This quarter, we saw significant year-over-year revenue growth in each of our five major business units and higher year-over-year profitability.  Of particular note, Equity sales and trading results were strong across all products and regions, while Investment Banking delivered top-three rankings in announced and completed M&A, global equity offerings and global IPOs.  In addition, we look forward to the full benefits of the recently completed Wealth Management acquisition.  We continue to work as one firm to realize the advantages specific to our business model.”

Summary of Institutional Securities Results (dollars in millions)

	As Reported		Excluding DVA11
	Net	Pre-Tax	Net	Pre-Tax
	Revenues	Income	Revenues	Income
2Q 2013	$4,346	$960	$4,171	$785
1Q 2013	$4,089	$798	$4,406	$1,115
2Q 2012	$3,332	$488	$2,982	$138

INSTITUTIONAL SECURITIES

Institutional Securities reported pre-tax income from continuing operations of $960 million compared with pre-tax income of $488 million in the second quarter of last year.  Net revenues for the current quarter were $4.3 billion compared with $3.3 billion a year ago.  DVA resulted in positive revenue of $175 million in the current quarter compared with $350 million a year ago.  Excluding DVA, net revenues for the current quarter were $4.2 billion compared with $3.0 billion a year ago.11  Income after the noncontrolling interest allocation and before taxes was $870 million.12  The following discussion for sales and trading excludes DVA.

●
Advisory revenues were $333 million compared with $263 million a year ago reflecting higher levels of completed activity.  Equity underwriting revenues of $327 million increased from $283 million a year ago reflecting higher market volume.  Fixed income underwriting revenues were $418 million compared with $338 million a year ago reflecting a more favorable debt underwriting environment.

●
Fixed Income & Commodities sales and trading net revenues were $1.2 billion compared with $771 million a year ago reflecting higher revenues in foreign exchange and commodities.13  The prior year quarter was also negatively impacted by period specific charges representing credit valuation allowances and other related adjustments.

●	Equity sales and trading net revenues of $1.8 billion increased from $1.3 billion in the prior year quarter reflecting strong performance across all products and regions.13

●
Other revenues were $140 million compared with $41 million in the second quarter of last year, principally driven by strength in our Japanese securities joint venture, Mitsubishi UFJ Morgan Stanley Securities Co., Ltd.

●
Compensation expense for the current quarter of $1.8 billion compared with $1.5 billion in the prior year quarter driven by higher revenues.  Non-compensation expenses of $1.6 billion increased from $1.3 billion a year ago reflecting increased litigation costs and higher volume driven expenses.

●
Morgan Stanley’s average trading Value-at-Risk (VaR) measured at the 95% confidence level was $61 million compared with $72 million in the first quarter of 2013 and $76 million in the second quarter of the prior year.14

Summary of Wealth Management Results (dollars in millions)

	Net	Pre-Tax
	Revenues	Income
2Q 2013	$3,531	$655
1Q 2013	$3,470	$597
2Q 2012	$3,196	$410

WEALTH MANAGEMENT

Wealth Management reported pre-tax income from continuing operations of $655 million compared with $410 million in the second quarter of last year.  The quarter’s pre-tax margin was 18.5%.7  Net revenues for the current quarter were $3.5 billion compared with $3.2 billion a year ago.  Income after the noncontrolling interest allocation to Citigroup Inc. (Citi) and before taxes was $555 million.8

●	Asset management fee revenues of $1.9 billion increased 4% from last year’s second quarter primarily reflecting an increase in fee based assets.

●	Transactional revenues15 of $1.0 billion increased from $908 million a year ago reflecting increased commissions and fees and higher trading and investment banking revenues.

●
Compensation expense for the current quarter was $2.0 billion compared with $1.9 billion a year ago on higher revenues.  Non-compensation expenses of $834 million decreased from $875 million a year ago driven by the absence of platform integration costs.

●	Total client assets were $1.8 trillion at quarter end. Client assets in fee based accounts were $629 billion, or 35% of total client assets. Fee based asset flows for the quarter were $10.0 billion.

●
Wealth Management representatives of 16,321 declined from 16,478 as of June 30, 2012.  Average annualized revenue per representative of $866,000 and total client assets per representative of $109 million increased 12% and 10%, respectively, compared with the prior year quarter.

Summary of Investment Management Results (dollars in millions)

	Net	Pre-Tax
	Revenues	Income
2Q 2013	$673	$160
1Q 2013	$645	$187
2Q 2012	$456	$43

INVESTMENT MANAGEMENT

Investment Management reported pre-tax income from continuing operations of $160 million compared with pre-tax income of $43 million in last year’s second quarter.16  The quarter’s pre-tax margin was 24%.7  Income after the noncontrolling interest allocation and before taxes was $139 million.

●
Net revenues of $673 million increased from $456 million in the prior year primarily reflecting gains on investments in the Merchant Banking business compared with prior year losses, and higher results in the Traditional Asset Management business.17

●
Compensation expense for the current quarter of $297 million increased from $214 million a year ago on higher revenues.  Non-compensation expenses of $216 million increased from $199 million a year ago primarily on higher revenue related expenses.

●
Assets under management or supervision at June 30, 2013 of $347 billion increased from $311 billion a year ago primarily reflecting positive flows and market appreciation.  The business recorded positive net flows of $9.8 billion in the current quarter.

CAPITAL

Morgan Stanley’s Tier 1 capital ratio under Basel I was approximately 14.1% and Tier 1 common ratio was approximately 11.8% at June 30, 2013.18

At June 30, 2013, book value and tangible book value per common share were $31.48 and $26.27,19 respectively, based on approximately 2.0 billion shares outstanding.  Tangible book value per common share reflected a reduction of approximately $1.49 related to the increased 35% ownership interest in the Morgan Stanley Smith Barney Joint Venture.

OTHER MATTERS

The Firm has received no objection from the Federal Reserve Board to repurchase up to $500 million of the Firm’s outstanding common stock under rules permitting annual capital distributions (12 CFR 225.8, Capital Planning).  Share repurchases will be made pursuant to the share repurchase program previously authorized by the Firm’s Board of Directors and will be exercised from time to time through March 31, 2014, at prices the Firm deems appropriate subject to various factors, including the Firm’s capital position and market conditions.  The share repurchases may be effected through open market purchases or privately negotiated transactions, including through Rule 10b5-1 plans, and may be suspended at any time.

The effective tax rate from continuing operations for the current quarter was 31.3%.

The Firm declared a $0.05 quarterly dividend per common share, payable on August 15, 2013 to common shareholders of record on July 31, 2013.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  The Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals from more than 1,200 offices in 43 countries.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #

(See Attached Schedules)

The information above contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of additional risks and uncertainties that may affect the future results of the Company, please see “Forward-Looking Statements” immediately preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Market Risk” in Part II, Item 7A, each of the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and other items throughout the Form 10-K, the Company’s Quarterly Reports on Form 10-Q, and the Company’s Current Reports on Form 8-K, including any amendments thereto.

1 Represents the change in the fair value of certain of Morgan Stanley’s long-term and short-term borrowings resulting from fluctuations in its credit spreads and other credit factors (commonly referred to as “DVA”).

2 From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise.  For these purposes, “GAAP” refers to generally accepted accounting principles in the United States.  The Securities and Exchange Commission (SEC) defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial positions, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with GAAP.  Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to investors in order to provide them with greater transparency about, or an alternative method for assessing our financial condition and operating results.  These measures are not in accordance with, or a substitute for GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  Whenever we refer to a non-GAAP financial measure, we will also generally present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable GAAP financial measure.

3 Earnings (loss) per diluted share amounts, excluding DVA, are non-GAAP financial measures that the Firm considers useful for investors to allow better comparability of period-to-period operating performance.  Such exclusions are provided to differentiate revenues associated with Morgan Stanley borrowings, regardless of whether the impact is either positive, or negative, that result solely from fluctuations in credit spreads and other credit factors.  The reconciliation of earnings (loss) per diluted share from continuing operations applicable to Morgan Stanley common shareholders and average diluted shares from a non-GAAP to GAAP basis is as follows (shares and DVA are presented in millions):

	2Q 2013	2Q 2012
Earnings (loss) per diluted share from cont. ops. – Non-GAAP	$0.37	$0.16
DVA impact	$0.06	$0.12
Earnings (loss) per diluted share from cont. ops. – GAAP	$0.43	$0.28

Average diluted shares – Non-GAAP	1,951	1,912
DVA impact	0	0
Average diluted shares – GAAP	1,951	1,912

4 The Firm completed the purchase of the remaining 35% interest in the Morgan Stanley Smith Barney Joint Venture from Citigroup Inc. (Citi) on June 28, 2013 for the previously established price of $4.7 billion.  The Firm recorded a negative adjustment of approximately $152 million (net of tax) to reflect the difference between the purchase price for the 35% redeemable noncontrolling interest in the joint venture and its carrying value.

5 Source: Thomson Reuters – for the period of January 1, 2013 to June 30, 2013 as of July 2, 2013.

6 The Global Wealth Management Group and Asset Management business segments have been re-titled the Wealth Management and Investment Management business segments.

7 Pre-tax margin is a non-GAAP financial measure that the Firm considers useful for investors to assess operating performance.  Pre-tax margin represents income (loss) from continuing operations before taxes divided by net revenues.

8 On June 28, 2013, the Firm completed the purchase of the remaining 35% interest in the Morgan Stanley Smith Barney Joint Venture from Citi, increasing the Firm’s interest from 65% to 100%.  During the quarter ended September 30, 2012, Morgan Stanley completed the purchase of an additional 14% stake in the Morgan Stanley Smith Barney Joint Venture from Citi, increasing the Firm’s interest from 51% to 65%.  Prior to September 17, 2012, Citi’s results related to its 49% interest were reported in net income (loss) applicable to nonredeemable noncontrolling interests on page 8 of Morgan Stanley’s Financial Supplement accompanying this release.  Due to the terms of the revised agreement with Citi, subsequent to the purchase of the additional 14% stake, Citi’s results related to the 35% interest are reported in net income (loss) applicable to redeemable noncontrolling interests on page 8 of Morgan Stanley’s Financial Supplement accompanying this release.

9 Includes preferred dividends and other adjustments related to the calculation of earnings per share for the second quarter of 2013 and 2012 of approximately $178 million and $27 million, respectively.  The current quarter includes a negative adjustment of approximately $152 million related to the purchase of the remaining 35% interest in the Morgan Stanley Smith Barney Joint Venture.  Refer to page 3 of Morgan Stanley’s Financial Supplement accompanying this release for the calculation of earnings per share.

10 Net revenues and income (loss) from continuing operations applicable to Morgan Stanley, excluding DVA, are non-GAAP financial measures that the Firm considers useful for investors to allow for better comparability of period-to-period operating performance. The reconciliation of net revenues and income (loss) from continuing operations applicable to Morgan Stanley from a non-GAAP to GAAP basis is as follows (amounts are presented in millions):

	2Q 2013	1Q 2013	2Q 2012
Firm net revenues – Non-GAAP	$8,328	$8,475	$6,592
DVA impact	$175	$(317)	$350
Firm net revenues – GAAP	$8,503	$8,158	$6,942

Income (loss) applicable to MS – Non-GAAP	$898	$1,182	$337
DVA after-tax impact	$111	$(201)	$225
Income (loss) applicable to MS – GAAP	$1,009	$981	$562

11 Institutional Securities net revenues and pre-tax income (loss), excluding DVA, are non-GAAP financial measures that the Firm considers useful for investors to allow for better comparability of period-to-period operating performance. The reconciliation of net revenues and pre-tax income (loss) from a non-GAAP to GAAP basis is as follows (amounts are presented in millions):

	2Q 2013	1Q 2013	2Q 2012
Net revenues – Non-GAAP	$4,171	$4,406	$2,982
DVA impact	$175	$(317)	$350
Net revenues – GAAP	$4,346	$4,089	$3,332

Pre-tax income (loss) – Non-GAAP	$785	$1,115	$138
DVA impact	$175	$(317)	$350
Pre-tax income (loss) – GAAP	$960	$798	$488

12 Noncontrolling interests reported in the Institutional Securities business segment primarily represents allocation to Morgan Stanley MUFG Securities Co., Ltd.

13 Sales and trading net revenues, including Fixed Income & Commodities (FIC) and Equity sales and trading net revenues excluding DVA, are non-GAAP financial measures that the Firm considers useful for investors to allow better comparability of period-to-period operating performance.  The reconciliation of sales and trading, including FIC and Equity sales and trading net revenues from a non-GAAP to GAAP basis is as follows (amounts are presented in millions):

	2Q 2013	2Q 2012
Sales & Trading – Non-GAAP	$2,902	$2,011
DVA impact	$175	$350
Sales & Trading – GAAP	$3,077	$2,361

FIC Sales & Trading – Non-GAAP	$1,153	$771
DVA impact	$61	$276
FIC Sales & Trading – GAAP	$1,214	$1,047

Equity Sales & Trading – Non-GAAP	$1,806	$1,252
DVA impact	$114	$74
Equity Sales & Trading – GAAP	$1,920	$1,326

14 VaR represents the loss amount that one would not expect to exceed, on average, more than five times every one hundred trading days in the Firm’s trading positions if the portfolio were held constant for a one-day period.  Further discussion of the calculation of VaR and the limitations of the Firm’s VaR methodology is disclosed in Part II, Item 7A “Quantitative and Qualitative Disclosures about Market Risk” included in Morgan Stanley’s Annual Report on Form 10-K for the year ended December 31, 2012.  Refer to page 7 of Morgan Stanley’s Financial Supplement accompanying this release for the VaR disclosure.

15 Transactional revenues include investment banking, trading and commissions and fee revenues.

16 Results for the second quarter of 2013 and 2012 included pre-tax income of $20 million and $22 million, respectively, related to investments held by certain consolidated real estate funds.  The limited partnership interests in these funds are reported in net income (loss) applicable to noncontrolling interests on page 10 of Morgan Stanley’s Financial Supplement accompanying this release.

17 Results for the current quarter included gains of $21 million compared with gains of $24 million in the prior year quarter related to investments held by certain consolidated real estate funds.

18 The Firm calculates its Tier 1 capital ratio and risk-weighted assets (“RWAs”) in accordance with the capital adequacy standards for financial holding companies adopted by the Federal Reserve Board.  These standards are based upon a framework described in the International Convergence of Capital Measurement and Capital Standards, July 1988, as amended, also referred to as Basel I.  On January 1, 2013, the U.S. banking regulators’ rules to implement the Basel Committee’s  market risk capital framework, commonly referred to as “Basel 2.5”, became effective, which increases capital requirements for securitizations and correlation trading within the Firm’s trading book, as well as incorporating add-ons for stressed VaR and incremental risk requirement. The Firm’s Tier 1 capital ratio and RWAs for the quarters ended June 30, 2013 and March 31, 2013 were calculated under this revised framework.  The Firm’s Tier 1 capital and RWAs for prior quarters have not been recalculated under this revised framework.  In accordance with the Federal Reserve Board’s definition, Tier 1 common capital is defined as Tier 1 capital less non-common elements in Tier 1 capital, including perpetual preferred stock and related surplus, minority interest in subsidiaries, trust preferred securities and mandatory convertible preferred securities.  These computations are preliminary estimates as of July 18, 2013 (the date of this release) and could be subject to revision in Morgan Stanley’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013.

19 Tangible common equity and tangible book value per common share are non-GAAP financial measures that the Firm considers to be useful measures of capital adequacy.  Tangible common equity equals common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction.  Tangible book value per common share equals tangible common equity divided by period end common shares outstanding.

MORGAN STANLEY
Quarterly Financial Summary
(unaudited, dollars in millions, except for per share data)

	Quarter Ended			Percentage Change From:		Six Months Ended		Percentage
	June 30, 2013	Mar 31, 2013	June 30, 2012	Mar 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012	Change
Net revenues
Institutional Securities	$4,346	$4,089	$3,332	6%	30%	$8,435	$6,467	30%
Wealth Management	3,531	3,470	3,196	2%	10%	7,001	6,487	8%
Investment Management	673	645	456	4%	48%	1,318	989	33%
Intersegment Eliminations	(47)	(46)	(42)	(2%)	(12%)	(93)	(77)	(21%)
Consolidated net revenues	$8,503	$8,158	$6,942	4%	22%	$16,661	$13,866	20%

Income (loss) from continuing operations before tax
Institutional Securities	$960	$798	$488	20%	97%	$1,758	$159	*
Wealth Management	655	597	410	10%	60%	1,252	813	54%
Investment Management	160	187	43	(14%)	*	347	171	103%
Intersegment Eliminations	0	0	(4)	--	*	0	(4)	*
Consolidated income (loss) from continuing operations before tax	$1,775	$1,582	$937	12%	89%	$3,357	$1,139	195%

Income (loss) applicable to Morgan Stanley
Institutional Securities	$582	$641	$374	(9%)	56%	$1,223	$72	*
Wealth Management	326	256	178	27%	83%	582	376	55%
Investment Management	101	84	14	20%	*	185	39	*
Intersegment Eliminations	0	0	(4)	--	*	0	(4)	*
Consolidated income (loss) applicable to Morgan Stanley	$1,009	$981	$562	3%	80%	$1,990	$483	*
Earnings (loss) applicable to Morgan Stanley common shareholders	$802	$936	$564	(14%)	42%	$1,738	$446	*

Earnings per basic share:
Income from continuing operations	$0.44	$0.50	$0.28	(12%)	57%	$0.94	$0.23	*
Discontinued operations	$(0.02)	$(0.01)	$0.02	(100%)	*	$(0.03)	$0.01	*
Earnings per basic share	$0.42	$0.49	$0.30	(14%)	40%	$0.91	$0.24	*

Earnings per diluted share:
Income from continuing operations	$0.43	$0.49	$0.28	(12%)	54%	$0.92	$0.23	*
Discontinued operations	$(0.02)	$(0.01)	$0.01	(100%)	*	$(0.03)	$-	*
Earnings per diluted share	$0.41	$0.48	$0.29	(15%)	41%	$0.89	$0.23	*

Financial Metrics:
Return on average common equity
from continuing operations	5.4%	6.3%	3.5%			5.8%	1.4%
Return on average common equity	5.2%	6.2%	3.7%			5.7%	1.5%

Return on average common equity
from continuing operations excluding DVA	4.6%	7.5%	2.1%			6.0%	5.6%
Return on average common equity excluding DVA	4.4%	7.4%	2.3%			5.9%	5.6%

Tier 1 common capital ratio	11.8%	11.5%	13.6%
Tier 1 capital ratio	14.1%	13.9%	17.2%

Book value per common share	$31.48	$31.21	$31.02
Tangible book value per common share	$26.27	$27.38	$27.70

Notes:	-	The Global Wealth Management Group and Asset Management business segments have been re-titled the Wealth Management and Investment Management business segments.
	-	Effective January 1, 2013, in accordance with U.S. banking regulators’ rules, the Firm implemented the Basel Committee’s market risk capital framework, commonly referred to as “Basel 2.5”.
-
Results for the quarters ended June 30, 2013, March 31, 2013 and June 30, 2012, include positive (negative) revenue of $175 million, $(317) million and $350 million, respectively, related to the movement in Morgan Stanley's credit spreads and other credit factors on certain long-term and short-term debt (Debt Valuation Adjustment, DVA).

-
The return on average common equity metrics, return on average common equity excluding DVA metrics and tangible book value per common share are non-GAAP measures that the Firm considers to be useful measures to assess operating performance and capital adequacy.

	-	Tier 1 common capital ratio equals Tier 1 common equity divided by risk-weighted assets (RWAs).
	-	Tier 1 capital ratio equals Tier 1 capital divided by RWAs.
	-	Book value per common share equals common equity divided by period end common shares outstanding.
	-	Tangible book value per common share equals tangible common equity divided by period end common shares outstanding.
	-	See page 4 of the financial supplement for additional information related to the calculation of the financial metrics.

MORGAN STANLEY
Quarterly Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Six Months Ended		Percentage
	June 30, 2013	Mar 31, 2013	June 30, 2012	Mar 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012	Change
Revenues:
Investment banking	$1,303	$1,224	$1,104	6%	18%	$2,527	$2,167	17%
Trading	2,894	2,694	2,469	7%	17%	5,588	4,871	15%
Investments	188	338	63	(44%)	198%	526	148	*
Commissions and fees	1,217	1,168	1,040	4%	17%	2,385	2,217	8%
Asset management, distribution and admin. fees	2,404	2,346	2,268	2%	6%	4,750	4,420	7%
Other	293	203	158	44%	85%	496	262	89%
Total non-interest revenues	8,299	7,973	7,102	4%	17%	16,272	14,085	16%

Interest income	1,422	1,398	1,323	2%	7%	2,820	2,865	(2%)
Interest expense	1,218	1,213	1,483	--	(18%)	2,431	3,084	(21%)
Net interest	204	185	(160)	10%	*	389	(219)	*
Net revenues	8,503	8,158	6,942	4%	22%	16,661	13,866	20%
Non-interest expenses:
Compensation and benefits	4,105	4,216	3,631	(3%)	13%	8,321	8,061	3%
Non-compensation expenses:
Occupancy and equipment	377	379	378	(1%)	--	756	766	(1%)
Brokerage, clearing and exchange fees	456	428	405	7%	13%	884	808	9%
Information processing and communications	470	448	487	5%	(3%)	918	946	(3%)
Marketing and business development	163	134	155	22%	5%	297	301	(1%)
Professional services	458	440	477	4%	(4%)	898	889	1%
Other	699	531	472	32%	48%	1,230	956	29%
Total non-compensation expenses	2,623	2,360	2,374	11%	10%	4,983	4,666	7%

Total non-interest expenses	6,728	6,576	6,005	2%	12%	13,304	12,727	5%

Income (loss) from continuing operations before taxes	1,775	1,582	937	12%	89%	3,357	1,139	195%
Income tax provision / (benefit) from continuing operations	555	332	224	67%	148%	887	278	*
Income (loss) from continuing operations	1,220	1,250	713	(2%)	71%	2,470	861	187%
Gain (loss) from discontinued operations after tax	(29)	(19)	37	(53%)	*	(48)	23	*
Net income (loss)	$1,191	$1,231	$750	(3%)	59%	$2,422	$884	174%
Net income applicable to redeemable noncontrolling interests	100	122	0	(18%)	*	222	0	*
Net income applicable to nonredeemable noncontrolling interests	111	147	159	(24%)	(30%)	258	387	(33%)
Net income (loss) applicable to Morgan Stanley	980	962	591	2%	66%	1,942	497	*
Preferred stock dividend / Other	178	26	27	*	*	204	51	*
Earnings (loss) applicable to Morgan Stanley common shareholders	$802	$936	$564	(14%)	42%	$1,738	$446	*

Amounts applicable to Morgan Stanley:
Income (loss) from continuing operations	1,009	981	562	3%	80%	1,990	483	*
Gain (loss) from discontinued operations after tax	(29)	(19)	29	(53%)	*	(48)	14	*
Net income (loss) applicable to Morgan Stanley	$980	$962	$591	2%	66%	$1,942	$497	*

Pre-tax profit margin	21%	19%	14%			20%	8%
Compensation and benefits as a % of net revenues	48%	52%	52%			50%	58%
Non-compensation expenses as a % of net revenues	31%	29%	34%			30%	34%
Effective tax rate from continuing operations	31.3%	21.0%	23.9%			26.4%	24.4%

Notes:	-	Pre-tax profit margin is a non-GAAP financial measure that the Firm considers to be a useful measure to assess operating performance.
-
For the quarter ended March 31, 2013, the income tax provision from continuing operations included a net tax benefit of approximately $142 million consisting of a benefit resulting from a retroactive change in U.S. tax law (reported in the Institutional Securities business segment) and a discrete net tax benefit from the remeasurement of reserves and related interest.

-
For the quarter ended June 30, 2012, discontinued operations included operating results related to Saxon (reported in Institutional Securities segment) and a pre-tax gain of $108 million ($73 million after-tax) and other operating income related to the sale of Quilter & Co. Ltd. (Quilter) (reported in the Wealth Management business segment).

-
During the quarter ended June 30, 2013, Morgan Stanley completed the purchase of the remaining 35% stake in Morgan Stanley Smith Barney Holdings LLC (MSSB) from Citigroup Inc. (Citi). Upon completion of the purchase, Morgan Stanley has 100 percent ownership of the business which operates under the name Morgan Stanley Wealth Management (MSWM).

-
Preferred stock dividend / other includes allocation of earnings to Participating Restricted Stock Units (RSUs).  The Firm recorded a negative adjustment of approximately $152 million related to the previously announced purchase of the remaining interest in MSSB. This adjustment negatively impacted the calculation of basic and fully diluted earnings per share for the quarter and six months ended June 30, 2013.

MORGAN STANLEY
Quarterly Earnings Per Share
(unaudited, dollars in millions, except for per share data)

	Quarter Ended			Percentage Change From:		Six Months Ended		Percentage
	June 30, 2013	Mar 31, 2013	June 30, 2012	Mar 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012	Change

Income (loss) from continuing operations	$1,220	$1,250	$713	(2%)	71%	$2,470	$861	187%
Net income applicable to redeemable noncontrolling interests	100	122	0	(18%)	*	222	0	*
Net income applicable to nonredeemable noncontrolling interests	111	147	151	(24%)	(27%)	258	378	(32%)
Net income (loss) from continuing operations applicable to noncontrolling interests	211	269	151	(22%)	40%	480	378	27%
Income (loss) from continuing operations applicable to Morgan Stanley	1,009	981	562	3%	80%	1,990	483	*
Less: Preferred Dividends	24	24	24	--	--	48	48	--
Less: Morgan Stanley Smith Barney Joint Venture Redemption Adjustment	152	-	-	*	*	152	-	*
Income from continuing operations applicable to Morgan Stanley, prior to allocation of income to Participating Restricted Stock Units	833	957	538	(13%)	55%	1,790	435	*

Basic EPS Adjustments:
Less: Allocation of earnings to Participating Restricted Stock Units	2	2	3	--	(33%)	4	3	33%
Earnings (loss) from continuing operations applicable to Morgan Stanley common shareholders	$831	$955	$535	(13%)	55%	$1,786	$432	*

Gain (loss) from discontinued operations after tax	(29)	(19)	37	(53%)	*	(48)	23	*
Less: Gain (loss) from discontinued operations after tax applicable to noncontrolling interests	0	0	8	--	*	0	9	*
Gain (loss) from discontinued operations after tax applicable to Morgan Stanley	(29)	(19)	29	(53%)	*	(48)	14	*
Less: Allocation of earnings to Participating Restricted Stock Units	0	0	0	--	--	0	0	--
Earnings (loss) from discontinued operations applicable to Morgan Stanley common shareholders	(29)	(19)	29	(53%)	*	(48)	14	*

Earnings (loss) applicable to Morgan Stanley common shareholders	$802	$936	$564	(14%)	42%	$1,738	$446	*

Average basic common shares outstanding (millions)	1,908	1,901	1,885	--	1%	1,904	1,881	1%

Earnings per basic share:
Income from continuing operations	$0.44	$0.50	$0.28	(12%)	57%	$0.94	$0.23	*
Discontinued operations	$(0.02)	$(0.01)	$0.02	(100%)	*	$(0.03)	$0.01	*
Earnings per basic share	$0.42	$0.49	$0.30	(14%)	40%	$0.91	$0.24	*

Earnings (loss) from continuing operations applicable to Morgan Stanley common shareholders	$831	$955	$535	(13%)	55%	$1,786	$432	*

Earnings (loss) from discontinued operations applicable to Morgan Stanley common shareholders	(29)	(19)	29	(53%)	*	(48)	14	*

Earnings (loss) applicable to Morgan Stanley common shareholders	$802	$936	$564	(14%)	42%	$1,738	$446	*

Average diluted common shares outstanding and common stock equivalents (millions)	1,951	1,940	1,912	1%	2%	1,946	1,907	2%

Earnings per diluted share:
Income from continuing operations	$0.43	$0.49	$0.28	(12%)	54%	$0.92	$0.23	*
Discontinued operations	$(0.02)	$(0.01)	$0.01	(100%)	*	$(0.03)	$-	*
Earnings per diluted share	$0.41	$0.48	$0.29	(15%)	41%	$0.89	$0.23	*

Notes:	-
The Firm calculates earnings per share using the two-class method as described under the accounting guidance for earnings per share.  For further discussion of the Firm's earnings per share calculations, see page 14 of the financial supplement and Note 15 to the consolidated financial statements in the Firm's Quarterly Report on Form 10-Q for the quarter ended March 31, 2013.